Exhibit 10.23

CONSULTING AGREEMENT

This Agreement is made and entered into as of the 1st day of March, 2007, by and between The Bank of Southern Connecticut and Southern Connecticut Bancorp, Inc., having its principal place of business in New Haven, Connecticut (hereafter referred to as "Bank") and Joseph V. Ciaburri, residing in Guilford, Connecticut (hereafter referred to as "Consultant").

WITNESSETH

WHEREAS, the Consultant is experienced in the operation and management of a bank, and

WHEREAS, Bank desires to secure the services of the Consultant on the terms herein set forth; and

WHEREAS, the Consultant is willing to enter into this Agreement on said terms;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1. Employment: Bank agrees to hire and utilize the services of the Consultant as an independent contractor.

2. Term of Employment: Bank agrees to employ Consultant as an independent contractor from July 1, 2007 through December 31, 2010.

3. Duties: Consultant's job duties will be subject to the direction of the Board of Directors only. Generally, however, Consultant will be a ceremonial representative, or "Good Will Ambassador" of the Bank. Consultant will remain a Director, by election at the Annual Meeting of Southern Connecticut Bancorp, Inc. Consultant will make his own schedule and his hours shall be flexible.

4. Compensation: Beginning July 1, 2007 and ending December 31, 2010, Consultant shall be paid the annualized rate of ONE HUNDRED TWO THOUSAND ($102,000) DOLLARS for his services. Therefore, Consultant will be paid FIFTY-ONE THOUSAND ($51,000) DOLLARS from July 1, 2007 to December 31, 2007, and ONE HUNDRED TWO THOUSAND ($102,000) DOLLARS annually thereafter. He will be paid on a monthly basis, with no tax withholdings. As an independent contractor, Consultant will be solely responsible for payment of all taxes. Consultant shall make no claims for reimbursement of expenses, and will not be eligible for vacation pay, sick time or personal time. In addition to the above, Bank will transfer title to the 2004 Mercedes motor vehicle to Consultant, on or about July 1, 2007. Consultant will be responsible for paying all expenses of transfer, including any taxes of any nature, and Consultant agrees that there shall be no charges assumed by Bank.

5. Termination Of Consulting Agreement: Bank, by a majority of the independent Directors of Southern Connecticut Bancorp, Inc., shall have the right in its sole discretion to terminate this Agreement, with or without cause. The independent Directors are those Directors who are not employees or consultants of the Bank. Upon such termination, which shall be given to Consultant in writing, Consultant will resign as a Director of Southern Connecticut Bancorp, Inc. effective upon his receipt of the compensation due him under this section. In the event of the termination of this Agreement, Consultant shall be entitled to receive one hundred percent (100%) of the balance of the compensation under this Agreement which is owing to him for the time remaining between his termination notice and December 31, 2010, in a lump sum. Said lump sum will be paid no later than ten (10) business days from the date Consultant executes the release of claims referred to in paragraph 6, below.

This Consulting Agreement will also terminate upon Consultant's death or total disability. Consultant shall be "totally disabled" if he is unable to engage in the functions required by this Agreement on a substantially full-time basis by reason of any medically determinable physical or mental impairment, for the period of twelve (12) continuous months. Upon termination due to death or total disability, Bank shall have no liability for further payments under this Agreement.

6. Release of Claims: As a condition of receiving the lump sum payable under paragraph 5 above, Consultant agrees to release and withdraw, on a form acceptable to Bank, any and all claims of any nature, known or unknown. Bank agrees to tender said release to Consultant simultaneously with any notice of termination.

7. Administrative: Bank will afford Consultant an office as well as limited, reasonable secretarial and administrative help as reasonably needed.

8. Notices. All notices under this Agreement shall be in writing. Any notice from Employee shall be provided both to the Vice-Chairman of the Board, Elmer Laydon, and to the Secretary of the Bank (or their successors) and shall be effective and delivered in person or mailed by registered or certified mail. Any notice from Employer shall be effective when delivered in person or to Employee's last known address by registered or certified mail.

9. Successors and Assigns. The Rights and obligations of the Bank under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of Bank, or any division of the Bank or with or into which the Bank may be consolidated or merged or any surviving corporation in any merger involving the Bank.

Similarly, the rights and obligations of the Consultant shall be continued and binding on the Consultant as required in this Agreement.

10. Arbitration. Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in accordance with the Employment Rules of the American Arbitration Association provided that any such dispute shall first be submitted to the Bank’s Board of Directors in an effort to resolve such dispute without resort to arbitration. In any dispute which is submitted to arbitration, the arbitration costs and attorney’s fees and expenses of the prevailing party shall be paid by the other party.

11. Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body or competent jurisdiction, such term of condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this

Agreement shall continue to be valid and enforceable.

12. Construction. This Agreement shall be construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Section headings are for convenience only and shall be considered a part of the terms and provisions of the Agreement.

IN WITNESS WHEREOF, Bank has caused this Agreement to be executed by a duly authorized officer and Consultant has hereunto set his hand, the day first above written.

Dated at New Haven, Connecticut, this1st day of March, 2007.

Witnesses:	Bank:

The Bank of Southern Connecticut, Inc
Southern Connecticut Bancorp, Inc.

Witnesses:	Consultant:

Joseph V. Ciaburri